EXHIBIT 18

November 9, 2001

The Reader's Digest Association, Inc.
Reader's Digest Road
Pleasantville, NY  10570-7000

Ladies and Gentlemen:

We have been furnished with a copy of the Form 10-Q of The Reader's Digest Association, Inc. ("the Company") as of and for the three-month period ended September 30, 2001, and have read the Company's statements in Note 6 to the Consolidated Condensed Financial Statements included therein. As stated in Note 6, the Company changed its method of accounting for inventories at certain subsidiaries from the last-in, first-out method to the first-in, first-out method. The Company believes that the new method of accounting for inventories is preferable because it provides consistency in accounting for inventories that are being managed globally as a result of its worldwide system implementation project and it better measures the current value of such inventories and provides a more accurate reflection of its financial position. At your request, we have reviewed and discussed with Company officials the circumstances, business judgment and planning upon which the decision to make this change in the method of accounting was based.

We have not audited (i) any financial statements of the Company as of any date or for any period subsequent to June 30, 2001, (ii) the information set forth in the aforementioned Note 6 to the Consolidated Condensed Financial Statements, nor (iii) the as restated Consolidated Condensed Financial Statements as of June 30, 2001 and for the three-month period ended September 30, 2001 included in the aforementioned Form 10-Q. Accordingly, we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.

Very truly yours,

/s/ KPMG LLP